UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 2, 2008

FLEXTRONICS INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (65) 6890-7188
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Executive Compensation
Compensation for Michael McNamara (Chief Executive Officer)
     On June 2, 2008, the Board approved an annual base salary for Mr. McNamara of $1,250,000 for fiscal year 2009. In addition, Mr. McNamara will participate in the Company’s annual incentive bonus plan and three-year cash incentive bonus plan and was awarded restricted stock units and stock options under the Company’s stock incentive plans. The Board also approved a special performance bonus of $1,200,000 for fiscal year 2008.
Three-Year Cash Incentive Bonus Plan
     On June 2, 2008, the Board approved the Company’s three-year cash incentive bonus plan. The plan provides its executive officers with the opportunity to earn threshold, target and maximum bonuses based upon the achievement of three-year compounded annual EPS growth rates. Maximum cash bonuses are $4,000,000 for the Chief Executive Officer, $1,250,000 for the Chief Financial Officer and either $625,000 or $500,000 for other executive officers participating in the plan. Bonuses only will be payable to executives who remain employed when the bonuses become payable after fiscal year 2011. If the Company fails to achieve a threshold performance level, no bonuses will be awarded. For purposes of determining achievement of performance levels, the three-year cash incentive bonus plan uses adjusted, non-GAAP diluted earnings per share.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date: June 5, 2008	By: Name:	/s/ Carrie L. Schiff Carrie L. Schiff
	Title:	Senior Vice President and General Counsel